Exhibit 5.1

David F. Duvick
Associate General Counsel –
Corporate, Tax & Treasury

1 Ecolab Place
St. Paul MN 55102 USA
T 651 250 2492
E dave.duvick@ecolab.com

May 4, 2023

Ecolab Inc.

1 Ecolab Place

Saint Paul, MN 55102

Re:	Ecolab Inc.
2023 Stock Incentive Plan
Registration Statement on Form S-8

Ladies and Gentlemen:

In my capacity as Associate General Counsel – Corporate, Tax & Treasury and Assistant Secretary of Ecolab Inc., a Delaware corporation (the “Company”), I am acting as counsel in connection with the proposed registration by the Company of 19,910,782 shares of common stock of the Company, $1.00 par value per share (the “Common Stock”), being registered for the first time pursuant to the Ecolab Inc. 2023 Stock Incentive Plan (the “2023 Plan”) pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 4, 2023 (the “Shares”).  I understand that it is the Company’s intention that the Shares will be (a) issued out of authorized but unissued shares, or (b) transferred out of treasury shares held by the Company now or in the future.

In acting as counsel for the Company and arriving at the opinion expressed below, I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as I have deemed necessary or appropriate as a basis for the opinion expressed herein. In connection with my examination, I have assumed the genuineness of all signatures, the authenticity of all documents tendered to me as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to me as certified or photostatic copies.

Based on the foregoing, I advise you that in my opinion:

1.	The Company has the corporate authority to issue the Shares pursuant to the terms of the 2023 Plan.

2.	The Shares, when issued or transferred, delivered and paid for in accordance with the 2023 Plan, will be validly issued and, subject to any restrictions imposed by the 2023 Plan, fully paid and non-assessable.

ecolab.com

Ecolab | Page 2

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended.  I express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.  As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

I consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption “Interest of Named Experts and Counsel” in the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ David F. Duvick
David F. Duvick
Associate General Counsel – Corporate, Tax & Treasury and Assistant Secretary